Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road
Suite 200
Richardson TX 75081 USA
(972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. REPORTS REVENUE OF $1.8 MILLION IN THE SECOND QUARTER OF 2014

Richardson, Texas — August 11, 2014 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) announced today financial results for the three and six months ended June 30, 2014.

Intrusion’s net loss was $22 thousand in the second quarter 2014, compared to net income of $205 thousand in the second quarter 2013.

Revenue for the second quarter 2014 was $1.8 million compared to $2.1 million in the second quarter 2013.

Gross profit margin was 66 percent of revenue in the second quarter of 2014 compared to 65 percent in the second quarter 2013.

Intrusion’s second quarter 2014 operating expenses were $1.2 million compared to $1.1 million in the second quarter 2013.

As of June 30, 2014, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $1.3 million and debt of $1.8 million.

“We are disappointed that we only reached break-even for the second quarter,” stated G. Ward Paxton, President and CEO of Intrusion. “We had $40 thousand of Savant sales in the second quarter 2014 compared to $620 thousand of Savant sales in the second quarter 2013, however, we have already received $360 thousand of Savant orders in the third quarter,” Paxton concluded.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today.  Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152).  For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until August 18, 2014 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406).  At the replay prompt, enter conference identification number 86386443.  Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, regulated information compliance, data leak prevention, and data privacy protection and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, the Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.

This release may contain certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements.  The factors that could cause actual results to differ materially from expectations are detailed in the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	June 30,	December 31,
	2014	2013
ASSETS

Current Assets:
Cash and cash equivalents	$203	$1,139
Accounts receivable	1,027	816
Inventories, net	19	19
Prepaid expenses	70	95
Total current assets	1,319	2,069

Property and equipment, net	414	297
Other assets	55	51
TOTAL ASSETS	$1,788	$2,417

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$908	$998
Dividends payable	20	437
Line of credit payable	—	—
Obligations under capital lease, current portion	144	106
Deferred revenue	30	139
Loan payable to officer	1,530	—
Total current liabilities	2,632	1,680

Loan payable to officer	—	1,530
Obligations under capital lease, noncurrent portion	126	67

Stockholders’ Deficit:
Preferred stock, $.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding—200 in 2014 and 220 in 2013 Liquidation preference of $1,112 as of June 30, 2014	708	778
Series 2 shares issued and outstanding—460 in 2014 and 2013 Liquidation preference of $1,155 as of June 30, 2014	724	724
Series 3 shares issued and outstanding—289 in 2014 and 354 in 2013 Liquidation preference of $633 as of June 30, 2014	411	504
Common stock, $.01 par value:
Authorized shares — 80,000
Issued shares — 12,436 in 2014 and 12,182 in 2013	124	122
Outstanding shares — 12,426 in 2014 and 12,172 in 2013
Common stock held in treasury, at cost — 10 shares	(362)	(362)
Additional paid-in capital	56,248	55,905
Accumulated deficit	(58,716)	(58,424)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders’ deficit	(970)	(860)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,788	$2,417

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$1,805	$2,073	$3,399	$3,850
Cost of revenue	616	726	1,192	1,361

Gross profit	1,189	1,347	2,207	2,489

Operating expenses:
Sales and marketing	352	435	775	747
Research and development	520	378	999	777
General and administrative	313	297	666	640

Operating income (loss)	4	237	(233)	325

Interest expense, net	(26)	(32)	(59)	(63)

Income (loss) before income taxes	(22)	205	(292)	262

Income tax provision	—	—	—	—

Net income (loss)	$(22)	$205	$(292)	$262

Preferred stock dividends accrued	(34)	(38)	(71)	(78)
Net income (loss) attributable to common stockholders	$(56)	$167	$(363)	$184

Net income (loss) per share attributable to common stockholders:
Basic	$0.00	$0.01	$(0.03)	$0.02
Diluted	$0.00	$0.01	$(0.03)	$0.00

Weighted average common shares outstanding:
Basic	12,419	12,172	12,356	12,172
Diluted	12,419	13,893	12,356	13,893